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                                                                   EXHIBIT 99.1

                        PRICE COMMUNICATIONS CORPORATION
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NEWS RELEASE                                          Contact:

  July 19, 2002                                       Robert Price
                                                      212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
                    ANNOUNCES UPDATED ESTIMATE OF PREFERRED
                                     RETURN

      Price Communications Corporation (NYSE:PR) announced today updated estimates regarding the preferred return on the limited partnership interest described in the Proxy Statement/Prospectus dated June 7, 2002. Under the agreement forming the new partnership, Verizon Wireless of the East, any profits of Verizon Wireless of the East are to be allocated on a preferred basis to Price Communications' capital account up to an amount equal to approximately 4.00% per annum. This maximum rate of profit allocation is subject to downward adjustment to cover a portion of the interest payable on a $350 million loan that Verizon Wireless of the East intends to obtain concurrently with the closing of the acquisition. Recent events in the capital markets have increased the borrowing costs for telecommunications companies generally. As a result, the cost of obtaining the $350 million loan is currently expected to be higher than originally estimated and these increased costs are expected to reduce the maximum preferred return to approximately 3.10%. This estimate is based on preliminary discussions with potential lenders. The actual final costs of the financing may vary from these estimates and therefore, the maximum preferred return may vary from this estimate.

      Price Communications Corporation operates cellular telephone systems in sixteen licensed service areas in Florida, Alabama, Georgia and South Carolina, covering approximately 3.4 million POPs. It operates under the CELLULARONE-Registered Trademark- service mark and participates in the North American Cellular Network. It began operation of cellular properties in 1988. It has entered into an agreement with Verizon Wireless to sell its cellular telephone systems by exchanging the assets of its Price Communications Wireless subsidiary for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will later be exchangeable into the common stock of Verizon Wireless upon completion of an IPO or the common stock of Verizon Communications, Inc. The transaction has received FCC approval and is now awaiting shareholder approval at its annual meeting of shareholders to be held on July 23, 2002 with a closing expected on or about August 7, 2002 and redemption of debt to occur on the following day.

      Price Communications Corporation is a New York Stock Exchange public company and it will continue to be listed on the New York Stock Exchange. It is also traded on the Chicago Stock Exchange (symbol: PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges. It is headquartered in New York City.


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